Exhibit 10.18

WPS Resources Corporation

Severance Arrangement between
WPS Resources Corporation and Joseph P. O'Leary

    During the first three years of employment, Mr. O'Leary will be eligible for a Severance Plan that would provide a payment of one times his annual salary if his job ware eliminated. This Severance Plan does not apply in situations where termination is for cause or if Mr. O'Leary were to leave voluntarily. This Severance Plan is not in addition to the Key Executive Employment and Severance Agreement.